                                                                     EXHIBIT 4.1


                              AMENDED AND RESTATED
                        CERTIFICATE OF DESIGNATION OF THE
                        POWERS, RIGHTS AND PREFERENCES OF
                    THE SERIES A CONVERTIBLE PREFERRED STOCK
                                       AND
                    THE SERIES B CONVERTIBLE PREFERRED STOCK
                                       OF
                            THE CONCOURS GROUP, INC.


         The following resolutions were duly adopted by the Board of Directors of The Concours Group, Inc., a Delaware corporation (the "CORPORATION"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, on February 28, 2000, by unanimous written consent of the Board of Directors of the Corporation (capitalized terms not otherwise defined herein shall have the meanings ascribed to them in Section 10 hereof):

         WHEREAS, pursuant to Article 6 of the Certificate of Incorporation of the Corporation, the preferred stock, par value $0.01 per share (the "PREFERRED STOCK"), of the Corporation may be divided into and issued in one or more series;

         WHEREAS, the Board of Directors of the Corporation is vested with the authority, from time to time, to establish and designate one or more series of such Preferred Stock and, within the limits prescribed by law and the Certificate of Incorporation, to fix and determine the relative rights and preferences of shares of any series of Preferred Stock so established;

         WHEREAS, the Board of Directors of the Corporation has previously established a series of convertible preferred stock designated "SERIES A CONVERTIBLE PREFERRED STOCK" (the "SERIES A STOCK"); and

         WHEREAS, the Board of Directors of the Corporation deems it to be in the best interest of the Corporation to issue a new series of Preferred Stock;

         NOW, THEREFORE, BE IT RESOLVED, that there is hereby established a series of convertible preferred stock designated "SERIES B CONVERTIBLE PREFERRED STOCK" (the "SERIES B STOCK," and together with the Series A Stock, the "DESIGNATED PREFERRED") and that the number of shares that shall constitute such Series B Stock shall be 1,936,000 shares; and

         RESOLVED FURTHER, that the Corporation's Series A Stock and Series B Stock shall have the following relative rights and preferences:



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         1. DIVIDENDS.

             1.1 Dividends. Subject to the terms and conditions set forth herein, the holders of shares of the Designated Preferred shall be entitled to receive dividends at a rate of eight percent (8%) per annum of the original purchase price per share of such Designated Preferred, which shall be fully cumulative, and prior and in preference to any declaration or payment of any dividend or other distribution on any other class or series of Preferred Stock or the Common Stock (excluding any stock splits and subdivisions for which an adjustment is made hereunder) pursuant to the terms set forth herein. The foregoing dividends on the Designated Preferred shall only accumulate and accrue if the Corporation shall not have filed a registration statement with the Securities and Exchange Commission ("SEC") for the sale of securities of the Corporation for its own account on or before two hundred and seventy (270) days subsequent to the date of the original issuance of the Series B Stock and such registration statement shall not have been declared effective by the SEC on or before December 31, 2000. In such event, the foregoing dividends with respect to the Designated Preferred shall accumulate and accrue retroactively to the date of the original issuance of the Series B Stock and shall thereafter accumulate and accrue until the earlier of (i) the conversion of such shares of Designated Preferred to Common Stock; or (ii) the liquidation, distribution or winding up of the Corporation. The amount of dividends which accrue for any period that is shorter or longer than a full annual dividend shall be computed on the basis of a 365-day year and the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such amount is payable. If the dividends for any series of Designated Preferred cannot be or are not paid in full, dividends shall be paid, to the maximum possible extent, to the holders of Designated Preferred on a pari passu basis, on the basis of the amount of accrued and unpaid dividends outstanding on each share. No dividend shall be paid to holders of any series of Designated Preferred unless dividends are paid to all holders of Designated Preferred pursuant to the terms of this resolution.

             1.2 Payment-in-Kind. The annual dividends payable each year on the Designated Preferred shall be paid in shares of the series of Preferred Stock held by each holder of Designated Preferred (each a "PAYMENT-IN-KIND" or more than one the "PAYMENTS-IN-KIND"). Each Payment-in-Kind shall be equal in amount to that number of shares of the applicable series of Preferred Stock that is equal in number to the aggregate dividend payable on any such dividend date divided by the applicable Original Issuance Price (as defined herein) for such series of Preferred Stock, and shall be allocated on a pro rata basis to each holder entitled to receive such dividend. Certificates representing the shares of Preferred Stock issuable on payment of any Payment-in-Kind shall be delivered to each holder entitled to receive such Payment-in-Kind (in appropriate denominations) on or before the ninetieth (90th) day following the date on which the dividend is declared (or such later date as the independent determination of fair market value has been made).

             1.3 Other Permitted Distributions. If, in any dividend period or periods, full dividends (whether past or current) upon the outstanding Designated Preferred at the dividend rate set forth herein shall not have been paid, then, unless and until all dividends accrued and unpaid on the Designated Preferred through the payment date for such dividends are declared and paid on each share of Designated Preferred, no dividends or other distributions shall be





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

declared or paid or set apart for payment upon any Common Stock or on any equity securities ranking junior to the Designated Preferred (such other equity securities being herein referred to as "JUNIOR STOCK"), nor shall the Corporation purchase, redeem or otherwise acquire for consideration any such Common Stock or Junior Stock, except that the Corporation may at any time (subject to the terms thereof) repurchase, call or otherwise redeem at any time, out of funds legally available therefor, shares of Common Stock or Preferred Stock of the Corporation issued to or held by any person (a) subject to the Corporation's right to purchase such shares contained in any stock purchase or stock option agreement entered into with such person, (b) pursuant to Section 7 hereof, and (c) pursuant to the terms of that certain Repurchase Rights Agreement entered into by the Corporation and the other parties signatory thereto; whether or not dividends on the Series A Preferred or Series B Preferred shall have been declared and paid or funds set aside therefor, in each event subject to any other contractual restrictions entered into by the Corporation.

             1.4 Fractional Shares. If any fractional share of Preferred Stock would be deliverable pursuant to the terms of Section 1.2, the Corporation shall deliver certificates evidencing such fractional share.

             1.5 Declared but Unpaid Dividends. Any declared but unpaid dividends on shares of Designated Preferred will be added to the applicable Liquidation Value (as defined below) of such shares and will remain a part thereof until such dividends are paid.

         2. LIQUIDATION PREFERENCE.

             2.1. Liquidation Value; Events Deemed a Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (an "EVENT"), the holders of the Designated Preferred shall be entitled to receive from the assets of the Corporation, after payment of all debts and liabilities of the Corporation, but prior to and in preference of any distribution of any of the assets of the Corporation to the holders of any other equity securities of the Corporation by reason of their ownership thereof (a) in the case of the Series A Stock, an amount per share of Series A Stock (the "SERIES A LIQUIDATION VALUE") equal to the sum of the aggregate consideration paid for the Series A Stock (including contributions to capital made pro rata by all of the holders of Series A Stock) plus the aggregate amount of all accrued but unpaid dividends, divided by the number of shares of Series A Stock outstanding; and (ii) in the case of the Series B Stock, an amount per share of Series B Stock (the "SERIES B LIQUIDATION VALUE") equal to the sum of the aggregate consideration paid for the Series B Stock (including contributions to capital made pro rata by all of the holders of Series B Stock ) plus the aggregate amount of all accrued but unpaid dividends, divided by the number of shares of Series B Stock outstanding. After the Series A Liquidation Value is paid to the holders of Series A Stock and the Series B Liquidation Value is paid to the holders of the Series B Stock, the remaining assets of the Corporation shall be distributed to the holders of Common Stock and any other equity securities entitled thereto, and to the holders of Series A Stock and Series B Stock, ratably on an as-converted basis. However, if upon the occurrence of an Event, the total amount of assets of the Corporation, after the payment of all debts and liabilities of the Corporation, available to be distributed among the stockholders of the Corporation is insufficient to permit the payment to holders of Series A Stock and Series B Stock of the full








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


Series A Liquidation Value and Series B Liquidation Value, then the total amount of assets and funds of the Corporation legally available for distribution to the holders of the Series A Stock and Series B Stock, shall be distributed among the holders of Series A Stock and Series B Stock in proportion to the full amount of the respective Liquidation Value each holder of Series A Stock and Series B Stock is entitled to receive. For purposes of the payment of the Series A Liquidation Value and Series B Liquidation Value described in this Section 2.1, a merger, acquisition, or sale of more than fifty percent (50%) of the voting securities of the Corporation or a sale of all or substantially all of the assets of the Corporation with, by or to an entity in which stockholders of the Corporation do not own a majority of the outstanding shares subsequent to such sale shall be deemed an Event within the meaning of this Section 2.1.

             2.2. Valuation of Distributed Property. Whenever a distribution provided for in Section 2.1 is payable in property other than cash, the value of such distribution shall be the Fair Market Value of such property as determined by an independent financial services firm mutually acceptable to the Corporation and to the holders of a majority of the shares of Designated Preferred (calculated on an as-converted basis).

             2.3. Adjustment. The Series A Liquidation Value and the Series B Liquidation Value shall be subject to adjustment from time to time as necessary to reflect changes in the capitalization of the Corporation resulting from stock dividends, stock distributions, subdivisions, stock splits, reclassifications, or stock combinations, consolidations, reverse splits or similar events.

             2.4. Notice. The Corporation will give written notice of the occurrence of any Event to each record holder of Designated Preferred not less than thirty (30) days prior to the payment of the amounts described in this
Section 2 and each holder of Designated Preferred may convert all or any portion of its shares of Designated Preferred into shares of Common Stock in the manner set forth in Section 4 prior to any such payment.

         3. VOTING RIGHTS.

             3.1. Identical Rights. Except as otherwise provided herein, each share of Designated Preferred shall have identical rights and privileges in every respect. Except as provided in Section 3.2 and Section 3.3 or as otherwise required by law, the holders of Designated Preferred shall have the same voting rights and vote with (and in the same class as) the holders of Common Stock with respect to every matter voted on by the holders of Common Stock; provided, however, that the holders of Designated Preferred shall be entitled to the number of votes they would have received if their shares of Designated Preferred had been converted into Common Stock (with any fractional shares determined on an aggregate conversion basis for each holder of Designated Preferred being rounded up to the next highest whole share), on the record date of any such stockholder action.

             3.2. Series A Class Vote. As long as any shares of Series A Stock are outstanding, the Corporation shall not take any of the following actions, without first obtaining the approval of the holders of a majority of the then outstanding shares of Series A Stock (by





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


written consent or by vote of the then outstanding shares of Series A Stock, voting separately as a class):

                  (a) increase or decrease the size of the Board of Directors;

                  (b) amend any provision of its Certificate of Incorporation or its By-laws;

                  (c) file a registration statement with the SEC under the Act for the registration of any securities of the Corporation in an initial public offering unless the initial public offering is a Series A Qualifying IPO;

                  (d) (i) sell, lease, exchange, convey or otherwise dispose of or encumber all or substantially all of its property or business for an amount less than $150,000,000; or (ii) merge into or consolidate with any other corporation or other entity (other than a wholly-owned Subsidiary of the Corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of, unless the value received by the stockholders of the Corporation exceeds $150,000,000;

                  (e) alter or change the rights, preferences, privileges or restrictions of the shares of Series A Stock so as to affect adversely such shares;

                  (f) increase the number of authorized shares of Series A Stock or authorize, create or enter into any agreement providing for the issuance of shares of any class or series having any preference or priority over the Series A Stock, or authorize or create shares of any class or any bonds, debentures, notes or other obligations or securities convertible into, or exchangeable for, or other obligations or securities convertible into, or exchangeable for, or having optional rights to purchase, any shares of the Corporation having any such preference; or

                  (g) dissolve the Corporation.

             3.3. Series B Class Vote. For as long as at least twenty-five percent (25%) of the shares of Series B Stock originally issued remain outstanding, the Corporation (unless it has received the written consent of two-thirds of the members of the Board of Directors of the Corporation, one of whom shall be a representative designated by the holders of the Series A Stock or the Series B Stock prior to the time that a majority of the Corporation's directors are Independent Directors (as defined herein)) shall not take any of the following actions, without first obtaining the approval of the holders of a majority of the then outstanding shares of Series B Stock (by written consent or by vote of the then outstanding shares of Series B Stock, voting separately as a class):

                  (a) increase or decrease the size of the Board of Directors;



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

                  (b) amend any provision of its Certificate of Incorporation or its By-laws;

                  (c) (i) sell, lease, exchange, convey or otherwise dispose of or encumber all or substantially all of its property or business for an amount less than $150,000,000; or merge into or consolidate with any other corporation or other entity (other than a wholly-owned subsidiary of the Corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of unless the value received by the stockholders of the Corporation exceeds $150,000,000; or

                  (d) dissolve the Corporation.

               For purposes hereof, the term "Independent Directors" shall mean directors of the Corporation who are not employees of the Corporation or who are not paid consultants of or under retainer to the Corporation and who are not affiliates of any holder of Series B Stock.

               So long as at least twenty five percent (25%) of the Series B Stock originally issued remains outstanding, the Corporation shall not, unless approved by holders of at least a majority of the issued and outstanding Series B Stock (by written consent or by vote of the then outstanding shares of Series B Stock, voting separately as a class) do any of the following:

                  (i) change the rights, preferences, privileges or restrictions of the shares of Series B Stock so as to affect adversely such shares; or

                  (ii) increase the number of authorized shares of Series B
               Stock or authorize, create or enter into any agreement providing for the issuance of shares of any class or series having any preference or priority over the Series B Stock, or authorize or create shares of any class or any bonds, debentures, notes or other obligations or securities convertible into, or exchangeable for, or other obligations or securities convertible into, or exchangeable for, or having optional rights to purchase, any shares of the Corporation having any such preference.

               For so long as at least a majority of the shares of Series B Stock originally issued remain outstanding, the holders of a majority of the shares of Series B Stock shall be entitled to nominate and elect one (1) director as a class. Any vacancy on the Board of Directors occurring because of the death, resignation or removal of a director elected by the holders of the Series B Stock shall be filled by the vote or written consent of the holders of a majority of the shares of Series B Stock. The director nominated and elected pursuant to the terms of this section shall be from among the original purchaser of the Series B Stock's board of advisors (or a person mutually agreed upon by the Corporation and such purchaser with similar credentials and standing), which nomination shall be subject to the reasonable approval of the Corporation's Board of Directors.



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         4. CONVERSION RIGHTS.

             4.1. Voluntary Conversion.

                  (a) Each share of Designated Preferred shall be convertible, at the option of the holder thereof, at any time, at the office of the Corporation, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the applicable Original Issuance Price for such share, plus accrued and unpaid dividends on such share by (ii) the applicable Conversion Price at the time in effect for such share. The applicable "ORIGINAL ISSUANCE PRICE" shall be (x) $1.00 per share for the Series A Stock and (y) $9.760641 per share for the Series B Stock. The initial Conversion Price shall be (A) $1.00 per share for the Series A Stock (the "SERIES A CONVERSION PRICE") and (B) $9.760641 per share for the Series B Stock (the "SERIES B CONVERSION PRICE" and each, a "CONVERSION PRICE").

                  (b) Each conversion of shares of Designated Preferred will be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the shares of Designated Preferred to be converted, together with properly executed conversion instructions or powers, have been surrendered for conversion at the principal office of the Corporation (the "CONVERSION DATE"). On the Conversion Date, the rights of the holder of such shares of Designated Preferred will cease and the Person or Persons in whose name or names any certificate or certificates representing shares of Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

                  (c) As soon as practicable after the Conversion Date (but in any event within ten (10) business days in the case of Section 4.1(c)(i)), the Corporation will deliver the following items to the holder of Designated Preferred so converting its shares (the "CONVERTING HOLDER"):

                      (i) a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and in such denomination or denominations as the Converting Holder has specified;

                      (ii) payment in cash or, at the option of the Corporation, in shares of Common Stock (valued for such purpose at the applicable Conversion Price then in effect) in an amount equal to all accrued dividends on each share of Designated Preferred converted which have not been paid prior thereto, plus the amount payable, if any, pursuant to Section 4.1(d) with respect to such conversion; and

                      (iii) a certificate representing any shares of Designated Preferred which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

                  (d) If pursuant to Section 4.1(c)(ii), the Corporation is obligated to pay accrued dividends with respect to shares of Designated Preferred being converted and for any reason the Corporation is unable at that time to pay any amount of the accrued dividends on such shares of Designated Preferred, the Corporation will pay such dividends to the Converting Holder as soon thereafter as sufficient funds of the Corporation are legally available for such








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payment. At the request of any such Converting Holder, the Corporation will provide such Converting Holder with written evidence of its obligation to pay such amounts.

                  (e) The issuance of certificates representing shares of Common Stock upon conversion of shares of Designated Preferred will be made without charge to the Converting Holders for any issuance tax in respect thereof or for any other costs incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock. Upon conversion of each share of Designated Preferred, the Corporation will take all such actions that are necessary in order to insure that the shares of Common Stock issued with respect to such conversion are validly issued, fully paid and nonassessable.

                  (f) If any fractional share of Common Stock would be deliverable, except for the provisions of this Section 4.1(f), upon any conversion of shares of Designated Preferred (whether voluntary or automatic as set forth in Section 4.2), the Corporation, in lieu of delivering the fractional share therefor, will pay to the Converting Holder an amount equal to the applicable Conversion Price of such fractional share as of the Conversion Date or upon the closing of an applicable Qualifying IPO, as the case may be.

             4.2. Automatic Conversion.

                  (a) All issued and outstanding shares of Series A Stock shall automatically be converted into shares of Common Stock, at the then effective Series A Conversion Price, upon the consummation of a Series A Qualifying IPO or upon the approval of the holders of a majority of the outstanding shares of Series A Stock (by written consent or by vote of the holders of the then outstanding shares of Series A Stock, voting separately as a class). All issued and outstanding shares of Series B Stock shall automatically be converted into shares of Common Stock, at the then effective Series B Conversion Price, upon the consummation of a Series B Qualifying IPO or upon the approval of a majority of the holders of the outstanding shares of Series B Stock (by written consent or by vote of the holders of the then outstanding shares of Series B Stock, voting separately as a class). Any automatic conversion shall be effected only at the time of, and subject to, the closing and funding of the applicable Qualifying IPO and upon written notice of such automatic conversion delivered to all holders of shares of Series A Stock or Series B Stock, as applicable, at least twenty (20) but not more than ninety (90) days prior to such closing.

                  (b) Upon the closing of a Qualifying IPO, each share of Series A Stock or Series B Stock, as applicable, shall automatically be converted without any further action by the holders of such shares and whether or not the certificate(s) representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificate(s) representing shares of Common Stock issuable upon such automatic conversion unless certificate(s) representing the shares of Designated Preferred being converted are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. Upon the automatic conversion of shares of Designated Preferred, the holders of such shares of Designated Preferred shall surrender the







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certificates representing such shares at the principal office of the Corporation or its transfer agent. Promptly following the surrender of certificate(s) of Designated Preferred, there shall be issued and delivered to such holder at its last known address shown on the books of the Corporation and in the name or names indicated on such surrendered certificate(s) or any duly executed conversion instructions or powers,

                  (i) a certificate or certificates representing the number of shares of Common Stock issuable by reason of such automatic conversion on the date on which such automatic conversion occurred; and

                  (ii) payment in cash or, at the option of the Corporation, in shares of Common Stock (valued for such purpose at the applicable Conversion Price then in effect) in an amount equal to all accrued dividends on each share of Designated Preferred automatically converted which have not been paid prior thereto, plus the amount payable, if any, pursuant to Section 4.1(f) with respect to such conversion.

         5. CONVERSION PRICE.

             5.1. Adjustment to Conversion Prices. The Series A Conversion Price and the Series B Conversion Price will be subject to adjustment from time to time pursuant to this Section 5.

             5.2. Reduction of Conversion Price. If and whenever on or after the date of this Amended and Restated Certificate of Designation, the Corporation issues or sells, or is deemed to have issued or sold, any shares of its Common Stock for a price per share which is less than the applicable Conversion Price in effect immediately prior to the effective date of such issuance or sale, then immediately upon such issuance or sale, the Conversion Price of each share of Series A Stock and/or Series B Stock, as applicable, will be reduced to an amount determined by multiplying the Series A Conversion Price and/or the Series B Conversion Price, as applicable, by a fraction, the numerator of which shall be (a) the number of shares of Common Stock outstanding immediately prior to such issuance or sale, plus (b) the number of shares of Common Stock which the aggregate consideration received by the Corporation upon the sale of such additional shares of Common Stock would purchase at the Series A Conversion Price and/or the Series B Conversion Price, as applicable, and the denominator of which shall be (x) the number of shares of Common Stock outstanding immediately prior to such issuance or sale, plus (y) the number of additional shares of Common Stock so issued. For example, if after the date of original issuance of shares of Series A Stock and Series B Stock, the Corporation issues 100,000 shares of Common Stock for $0.50 per share (when 2,785,714 shares are outstanding), the Conversion Price for each share of Designated Preferred immediately would be reduced to a price determined by multiplying $1.00 and 9.760641, respectively (the initial Conversion Prices), by the above fraction as follows:

         $1.00        X   2,785,714 + 50,000     =   2,835,714     =     $0.98
                          -------------------        ---------
                          2,785,714 + 100,000        2,885,714



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         $9.760641    X   2,785,714 + 5,122.61   =   2,790,836.61      $9.439728
                          ---------------------      ------------
                          2,785,714 + 100,000         2,885,714

resulting in adjusted Conversion Prices of  $0.98 and $9.439728 respectively.

                  The Conversion Prices will not be adjusted in connection with:

                  (a) any issuance of capital stock, Options (as defined below) or Convertible Securities (as defined below) of the Corporation pursuant to a merger, exchange or other acquisition by the Corporation, where such transaction has been duly approved by directors constituting at least two-thirds of the directors of the Corporation (provided, however, that the consideration to be received by holders of the Series A Stock and Series B Stock in any such merger or exchange shall be consistent);

                  (b) any issuance of capital stock of the Corporation in a Qualifying IPO;

                  (c) any issuance of Common Stock upon the conversion of any shares of Series A Stock or Series B Stock;

                  (d) any issuance of capital stock or Options pursuant to a stock grant, option plan or purchase plan, other employee stock incentive program or agreement, including, without limitation, pursuant to any such plans in existence as of the date of this Amended and Restated Certificate of Designation;

                  (e) any issuance of the Corporation's capital stock, Options or Convertible Securities to the holders of Series A Stock or Series B Stock upon the exercise of their preemptive rights;

                  (f) any issuance of the Corporation's capital stock to holders of Designated Preferred pursuant to the terms hereof; or

                  (g) the issuance of the 1,536,784 shares of Series B Stock pursuant to the terms of that certain Investment Agreement, dated on or about February 28, 2000, by and among the Corporation and the other parties signatory thereto ("Investment Agreement").

             5.3 Effect on Series A Conversion Price and Series B Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Prices under Section 5.2, the following will apply:

                  (a) If the Corporation in any manner grants any rights or options (other than options which form a part of an option pool) ("OPTIONS") to purchase or subscribe for shares of Common Stock or to purchase or subscribe for shares of any securities of the Corporation which are convertible into or exchangeable for Common Stock ("CONVERTIBLE SECURITIES") and the Option exercise price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities, is






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

less than the Series A Conversion Price or the Series B Conversion Price in effect immediately prior to the grant date of such Options, then, for purposes of calculating the Series A Conversion Price and/or the Series B Conversion Price, as applicable, the total maximum number of shares of Common Stock issuable upon the exercise of such Options, or upon conversion or exchange of such Convertible Securities issuable upon the exercise of such Options, will be deemed to be outstanding and to have been issued and sold by the Corporation for the Option exercise price per share. For purposes of this Section 5.3(a), the "Option exercise price per share" is determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus, in the case of such Options which relate to applicable Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options, or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the applicable Conversion Price will be made upon the issuance of Convertible Securities or Common Stock, as the case may be, pursuant to the exercise of Options or the issuance of Common Stock pursuant to the conversion or exchange of Convertible Securities.

                  (b) If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Series A Conversion Price or Series B Conversion Price in effect immediately prior to the effective date of such issue or sale, then, for purposes of calculating the Series A Conversion Price and/or the Series B Conversion Price, as applicable, the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities will be deemed to be outstanding and to have been issued and sold by the Corporation for such conversion or exchange price per share. For the purposes of this Section 5.3(b), the "conversion or exchange price per share" is determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the applicable Conversion Price will be made upon the issuance of Common Stock pursuant to the conversion or exchange of such Convertible Securities, or upon the issuance of Convertible Securities pursuant to an exercise of any Options, for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 5.

                  (c) If the exercise price per share provided for in any Options or the additional consideration, if any, payable upon exercise of any Options, or the rate at which any Options are exercisable for Common Stock changes at any time, or if the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the applicable Conversion Price in effect at the time of such change will be readjusted to the applicable Conversion Price which would have been in effect at such time if such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

                  (d) Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security prior to the exercise of any such Option or right to convert or exchange such Convertible Security, the applicable Conversion Price then in effect will be adjusted, if necessary, to equal the applicable Conversion Price which would have been in effect at the time of such expiration or termination, had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued.

                  (e) If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration deemed received therefor will be the net amount received by the Corporation therefor. If any Common Stock, Option or Convertible Security is issued or sold for consideration other than cash, the amount of the consideration deemed received by the Corporation for such securities will be the Fair Market Value of such consideration as of the date of receipt. If any Common Stock, Option or Convertible Security is issued in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration deemed received therefor will be the Fair Market Value of such portion of the net assets and business of the non-surviving corporation or other entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be.

                  (f) If any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific amount of consideration is allocated to such Option by the parties thereto, the Option will be deemed to have been issued for a consideration of $.01 per share.

                  (g) The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition by the Corporation of any such shares will be considered an issue or sale of Common Stock.

                  (h) If the Corporation takes a record of the holders of Common Stock for the purpose of notifying them of a right (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities, or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then the record date relating thereto will be deemed to be the date of issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution, or the date of the granting of any such right of subscription or purchase, as the case may be.

             5.4 Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the applicable Conversion Price in effect immediately prior to such subdivision will be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the applicable Conversion Price in effect immediately prior to such combination will be proportionately increased.

         6. PREEMPTIVE RIGHTS.

             6.1 Series A Preemptive Rights. Each holder of Series A Stock shall have preemptive rights to acquire any equity securities proposed to be issued by the Corporation after the date of this Amended and Restated Certificate of Designation, on a pro rata basis in accordance with the number of shares of Common Stock such shares of Series A Stock are convertible into at such time; provided, however, that such preemptive rights shall not apply to:

                  (a) any issuance of capital stock, Options or Convertible Securities of the Corporation pursuant to a merger, exchange or other acquisition by the Corporation, where such transaction has been duly approved by directors constituting at least two-thirds of the directors of the Corporation (provided, however, that the consideration to be received by holders of the Series A Stock and Series B Stock in any such merger or exchange shall be consistent);

                  (b) any issuance of capital stock of the Corporation in a Qualifying IPO;

                  (c) any issuance of Common Stock upon the conversion of any shares of Series A Stock or Series B Stock;

                  (d) any issuance of capital stock or Options pursuant to a stock grant, option plan or purchase plan, other employee stock incentive program or agreement, including, without limitation, pursuant to any such plans in existence as of the date of this Amended and Restated Certificate of Designation;

                  (e) upon the issuance of any dividend to holders of Designated Preferred pursuant to the terms hereof; or

                  (f) the issuance of the 1,536,784 shares of Series B Stock pursuant to the terms of the Investment Agreement.

             6.2 Series B Preemptive Rights. Each holder of Series B Stock shall have preemptive rights to acquire any equity securities proposed to be issued by the Corporation after the date of this Amended and Restated Certificate of Designation, on a pro rata basis in accordance with the number of shares of Common Stock such shares of Series B Stock are convertible into at such time; provided, however, that such preemptive rights shall not apply to:

                  (a) any issuance of capital stock, Options or Convertible Securities of the Corporation pursuant to a merger, exchange or other acquisition by the Corporation, where such transaction has been duly approved by directors constituting at least two-thirds of the directors of the Corporation (provided, however, that the consideration to be received by holders of the Series A Stock and Series B Stock in any such merger or exchange shall be consistent);

                  (b) any issuance of capital stock of the Corporation in a Qualifying IPO;

                  (c) any issuance of Common Stock upon the conversion of any shares of Series A Stock or Series B Stock;

                  (d) any issuance of capital stock or Options pursuant to a stock grant, option plan or purchase plan, other employee stock incentive program or agreement, including, without limitation, pursuant to any such plans in existence as of the date of this Amended and Restated Certificate of Designation; or

                  (e) upon the issuance of any dividend to holders of Designated Preferred pursuant to the terms hereof.

             6.3 Notice. In the event the Corporation proposes to undertake an issuance of any equity securities subject to preemptive rights contained in
Section 6.1 or Section 6.2, it shall give the holders of the shares of the Designated Preferred written notice of its intention, describing the amount and type of such equity securities, and the price and terms upon which the Corporation proposes to issue the same. Each holder of shares of Designated Preferred having preemptive rights with respect to such securities shall have ten (10) days from the date of receipt of any such notice to elect to purchase up to its pro rata share (calculated on an as-converted basis) of such securities for the price and upon the terms specified in the notice by giving written notice to the Corporation and stating therein the quantity of such securities to be purchased. The closing of the purchase of such securities to be issued and sold to the holders of shares of Designated Preferred shall occur on the earlier of (a) the tenth (10th) business day after the expiration of the option period set forth above, or (b) at the same time as the closing of the sale of such securities not elected or eligible to be purchased by the holders of shares of Designated Preferred shall occur. In the event that other stockholders of the Corporation have preemptive rights or rights of first refusal with respect to such securities and such stockholders do not purchase such securities ("ADDITIONAL NEW SECURITIES") then the Corporation shall give notice to the holders of shares of Designated Preferred of such other stockholders' failure to purchase such Additional New Securities. The holders of shares of Designated Preferred having preemptive rights with respect to such securities shall have ten (10) days from the date of receipt of any such notice to elect to purchase such Additional New Securities for the price and upon the terms specified in the notice to the holders of shares of Designated Preferred (which shall be no less favorable than offered to such other stockholders) by giving written notice to the Corporation and stating therein the quantity of Additional New Securities to be purchased. The closing of the purchase of the Additional New Securities to be issued and sold to the holders of the Designated Preferred shall occur on the earlier of (i) the tenth (10th) business day after the expiration of the option periods set forth above; or (ii) at the same time as the closing of the sale of Additional New Securities not elected or eligible to be purchased by the holders of shares of Designated Preferred shall occur.

             6.4 Eligible Sales to Third Parties. After giving the notice and opportunity for the holders of shares of Designated Preferred to participate as required under Section 6.3 above (or the holders of shares of Designated Preferred waiving such rights), the Corporation shall have ninety (90) days thereafter to issue and sell the applicable securities and the Additional New Securities not elected nor eligible to be purchased by the holders of shares of Designated Preferred at the price and upon the terms no more favorable to the purchasers of such securities than specified in the Corporation's notice under
Section 6.3. In the event the Corporation has not sold such applicable securities or the Additional New Securities within said ninety (90) day period, the Corporation shall not thereafter issue or sell any such securities or Additional New Securities without first offering such securities in the manner provided above.

         7. REDEMPTION RIGHTS.

             7.1 Redemption Date and Price. At any time after the fifth anniversary of the original issuance of the Series B Stock and upon receipt by the Corporation of a written request (a "REDEMPTION ELECTION") from the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series B Stock or Series A Stock that all of the shares of Series B Stock and/or Series A Stock, as applicable, be redeemed, the Corporation shall, to the extent it may lawfully do so, redeem all of the shares of Series B Stock and/or Series A Stock, as applicable, in accordance with the procedures set forth in this Section 7. The Corporation shall redeem such shares of Series B Stock and/or Series A Stock, as applicable, on or prior to the date that is one year subsequent to the date the Corporation receives a Redemption Election notice (the "REDEMPTION DATE") by paying in cash therefor a sum per share equal to the greater of (a) the Original Issuance Price of such Series B Stock and/or Series A Stock, as applicable, (as adjusted for any stock dividends, combinations or splits with respect to such shares), plus all declared or accumulated but unpaid dividends on such shares, through to and including the Redemption Date or (b) the Appraised Value of such shares of Series B Stock and/or Series A Stock, as applicable (the amounts in clauses (a) and (b) hereof are each referred to as the "REDEMPTION PRICE"). The Appraised Value shall be determined as follows: the Company shall have the right to designate one appraiser with a second appraiser designated by the holders of a majority of the outstanding shares of Series B Stock and/or Series A Stock, as applicable. The two appraisers so designated shall designate a third appraiser. The applicable Appraised Value shall be the average of any two or three appraisals where the valuations in such appraisals are within 10% of each other. If such condition is not satisfied, the Appraised Value shall be the average of the valuations of all three appraisers. The fees of such appraisers and costs of any appraisals shall be paid equally by the Corporation and the holders of shares of Series B Stock and/or Series A Stock, as applicable.

             7.2 Procedure. Within fifteen (15) days following its receipt of the Redemption Election, the Corporation shall mail a written notice, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of Series B Stock and/or Series A Stock, as applicable, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, such holder's certificate or certificates representing the shares to be redeemed (the "REDEMPTION NOTICE"). On the Redemption Date, each holder of shares of Series B Stock and/or Series A Stock, as applicable, to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. A copy of the Redemption Notice shall be mailed simultaneously to each holder of Series B Stock and/or Series A Stock, as applicable.

             7.3 Effect of Redemption; Insufficient Funds. From and after the receipt by the Corporation of the Redemption Election, all rights of the holders of shares of Series B Stock and/or Series A Stock, as applicable, designated for redemption in the Redemption Notice (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series B Stock and/or Series A Stock, as applicable, on the Redemption Date are insufficient to redeem the total number of shares of Series B Stock and/or Series A Stock, as applicable to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon the total Redemption Price applicable to each such holder's shares of Series B Stock and/or Series A Stock, as applicable. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series B Stock and/or Series A Stock, as applicable, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on the Redemption Date but which it has not redeemed.

             7.4 Conversion to Note. Notwithstanding anything else contained herein, if the Corporation shall not have redeemed the shares of Series B Stock and/or Series A Stock, as applicable, by the Redemption Date, each holder of shares of such capital stock may convert such shares into a full recourse promissory note (the "NOTES") of the Corporation. The principal amount of each Note shall be equal to the Redemption Price to be paid for such shares of capital stock. Each Note shall be secured by a pledge from the Corporation of the securities for which the Note is executed, and the Corporation hereby agrees to take all actions and execute all documents (in form reasonably satisfactory to the holders of such capital stock) necessary or appropriate to properly and fully secure each Note with the securities transferred in exchange therefor. In addition, each Note shall be in a form reasonably satisfactory to the holders of such capital stock and shall in any case, unless otherwise agreed to by the parties (a) have a term of one (1) year, (b) provide for repayment of the aggregate Redemption Price at a rate no less than one-fourth per quarter, with principal and interest payable in such equal quarterly installments, and (c) provide that the unpaid balance of the Note shall accrue interest at the rate of 12% per annum, compounded on a quarterly basis, from the date of issuance until full payment of the aggregate Redemption Price is made.

         8. REGISTRATION OF TRANSFERS. The Corporation will keep at its principal office a register of shares of Designated Preferred. Upon the surrender to the Corporation at its principal office of any certificate(s) representing shares of Designated Preferred, the Corporation will, at the request of the record holder of such certificate(s), execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Designated Preferred represented by the surrendered certificate(s). Each new certificate will be registered in such name and will represent such number of shares of Designated Preferred as is requested by the holder of the surrendered certificate(s) and will be substantially identical in form to the surrendered certificate(s). Dividends, if any, will accrue on the shares of Designated Preferred represented by such new certificate(s) beginning upon the last date on which dividends were fully paid on such shares of Designated Preferred represented by the surrendered certificate(s).

         9. REPLACEMENT OF CERTIFICATES. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and loss, theft, destruction or mutilation of any certificate(s) representing shares of Designated Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any mutilation, upon surrender of such certificate(s) if possible, the Corporation will (at its expense) execute and deliver in lieu of such certificate(s), a new certificate of like kind representing the number of shares of Designated Preferred represented by such lost, stolen, destroyed or mutilated certificate(s), and dividends, if any, will accrue on the shares of Designated Preferred represented by such new certificate from the date which dividends were fully paid on shares represented by such lost, stolen, destroyed or mutilated certificate(s).

         10. DEFINITIONS. The following definitions shall apply:

             "ACT" means the Securities Act of 1933, as amended.

             "APPRAISED VALUE" means the fair market value of the Series B Stock as determined by a panel of three appraisers in the manner described in Section 7.1.

             "COMMON STOCK" means collectively the Corporation's Common Stock, par value $.01 per share, and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value with respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

             "CONVERSION PRICE" means the Series A Conversion Price or the Series B Conversion Price, as the context requires.

             "FAIR MARKET VALUE" means the fair market value as determined by a majority of the Board of Directors of the Corporation for purposes of Section
2.2 and Section 5.3(e).

             "PERSON" means an individual, partnership, corporation, association, joint stock corporation, trust, joint venture, unincorporated organization and governmental entity or any department, agency or political subdivision thereof.

             "SERIES A QUALIFYING IPO" means any underwritten public offering by the Corporation covering the offer and sale to the public of equity securities pursuant to an effective registration statement under the Act, or any successor statute, in which (i) the aggregate cash proceeds to be received by the Corporation and/or selling stockholders from such offering (without deducting underwriting discounts, expenses and commissions) are at least $10,000,000; and
(ii) the initial public offering price per share paid by the public for such shares is at least $3.00 (as adjusted for stock dividends, stock distributions, subdivisions, stock splits, reclassifications, or stock combinations, consolidations, reverse splits or similar events).

             "SERIES B QUALIFYING IPO" means any underwritten public offering by the Corporation covering the offer and sale to the public of equity securities pursuant to an effective registration statement under the Act, or any successor statute, in which the aggregate cash proceeds to be received by the Corporation and/or selling stockholders from such offering (without deducting underwriting discounts, expenses and commissions) are at least $25,000,000.

             "QUALIFYING IPO" shall mean a Series A Qualifying IPO or a Series B Qualifying IPO, as the context requires.

             "SUBSIDIARY" means any corporation of which more than 50% of the outstanding voting securities are owned by the Corporation or any subsidiary of the Corporation, directly or indirectly, or a partnership or limited liability company in which the Corporation or any Subsidiary is a general partner or manager or holds interests entitling it to receive more than 50% of the profits or losses of the partnership or limited liability company.

         11. AMENDMENT AND WAIVER. No amendment, modification or waiver of the terms of this designation of Designated Preferred will be binding or effective without the prior approval of the holders of at least a majority of the shares of Series A Stock and Series B Stock outstanding (each voting as a separate class) at the time such action is taken; provided, however, that if such action would change (a) the rate at which or the manner in which dividends on the shares of Series A Stock or Series B Stock accrue; (b) the times at which such dividends become payable; (c) the Series A Conversion Price or the Series B Conversion Price; (d) the number of shares or class of stock into which the shares of Series A Stock or Series B Stock are convertible; or (e) the percentage required to approve any change described in this Section 11, then the prior approval of the holders of all the shares of Series A Stock and/or Series B Stock, as applicable, then outstanding is required. In addition, no change in the terms of this designation of Designated Preferred may be accomplished by merger or consolidation of the Corporation with another corporation or other entity unless the Corporation has obtained the prior approval of the holders of at least a majority of the shares of Series A Stock and Series B Stock (each voting as a separate class) then outstanding.

         12. NOTICES.

             12.1. Immediately upon any adjustment of a Conversion Price, the Corporation will give written notice thereof to all holders of shares of Designated Preferred affected by such adjustment.

             12.2. The Corporation will give written notice to all holders of shares of Designated Preferred at least ten (10) days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock; (b) with respect to any pro rata subscription offer to holders of Common Stock; or (c) for determining rights to vote with respect to any matter referred to in Section 3 hereof.

             12.3. Except as otherwise expressly provided, all notices referred to herein will be in writing and will be delivered by registered or certified mail, return receipt requested, postage prepaid and will be deemed to have been given when so mailed (a) to the Corporation, at its principal executive offices; and (b) to any stockholder, at such stockholder's address as it appears in the records of the Corporation (unless otherwise indicated in writing by any such stockholder).










                            [SIGNATURE PAGE FOLLOWS]

         EXECUTED this 28th day of February, 2000.


                                      THE CONCOURS GROUP, INC.




                                      By:
                                         ---------------------------------------
                                           Dr. Ron Christman, President